Exhibit 99.1
MEMC ANNOUNCES $200 MILLION FINANCING

St. Peters, MO, October 1, 2012 - MEMC Electronic Materials, Inc. (NYSE: WFR) announced today it closed a new $200 million term loan on September 28, 2012. The term loan is secured by a second priority lien on substantially all of the company's assets, including a pledge of all the equity interests of each of its domestic subsidiaries, other than certain project subsidiaries, and 66% of the voting equity interests of its first-tier foreign subsidiaries. Each of the company's subsidiary guarantors under its first lien revolving credit facility is also a guarantor under this term loan. The term loan, which was fully drawn at the closing, has a maturity of five years. Interest will accrue at LIBOR (with a floor of 1.5%) plus 9.25%, for a current rate of 10.75%, and is payable quarterly in arrears. The company may prepay the outstanding balance subject to customary call protection and is subject to customary mandatory repayment provisions in the event of certain asset sales, equity issuances or incurrence of new indebtedness.

Also on September 28, 2012, the company entered into an amendment to its revolving credit facility to accommodate the new term loan. The revolving credit facility capacity remains at $400,000,000, with interest rates thereunder unchanged.

The company plans to use the proceeds of the second lien term loan for incremental liquidity and general corporate purposes, including the payment of fees and expenses in connection with the closing of the term loan. Further details about the terms of this financing may be found in the Form 8-K that will be filed by the Company with the SEC.

“We are pleased to have closed this term loan,” commented Brian Wuebbels, MEMC's Chief Financial Officer. “This financing provides us additional flexibility as we continue to reduce our cost structure through the continued implementation of the restructuring actions we initiated in December 2011 and other items, and enables us to navigate challenging markets with a stronger balance sheet. This liquidity should provide additional assurance to our partners, customers and suppliers that we will have the financial strength to thrive in uncertain times. In addition, I am pleased to report that, even excluding the proceeds of this financing, we ended our 2012 third quarter with a cash balance that exceeded our prior third quarter cash guidance of $380 million.”

MEMC will host a conference call to discuss further details of its 2012 third quarter financial results and other matters in early November.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

About MEMC
MEMC is a global leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC's common stock is listed on the New York Stock Exchange under the symbol “WFR.” For more information about MEMC, please visit www.memc.com.